Exhibit 99.2

COURT OF CHANCERY
OF THE
STATE OF DELAWARE

JOHN W. NOBLE	417 SOUTH STATE STREET
VICE CHANCELLOR	DOVER, DELAWARE 19901
TELEPHONE: (302) 739-4397
FACSIMILE: (302) 739-6179

April 13, 2011

Jessica Zeldin, Esquire	Kevin R. Shannon, Esquire
Rosenthal, Monhait & Goddess, P.A.	Potter Anderson & Corroon LLP
919 N. Market Street, Suite 1401	1313 N. Market Street
Wilmington, DE 19801	Wilmington, DE 19801

William M. Lafferty, Esquire
Morris, Nichols, Arsht & Tunnell LLP
1201 N. Market Street
Wilmington, DE 19801

Re:	In Re Answers Corporation Shareholders Litigation
Consolidated C.A. No. 6170-VCN
Date Submitted: April 12, 2011

Dear Counsel:

    Answers Corporation is the target of a takeover effort, priced at $10.50 per share of common stock, by AFCV.1   The meeting of Answers’ stockholders to consider the Proposed Transaction, scheduled for April 12, 2011, was announced

____________________
1 On April 11, 2011, the Court denied Plaintiffs’ motion to enjoin preliminarily the meeting at which Answers’ stockholders would consider that offer. In re Answers Corp. S’holders Litig., C.A. No. 6170-VCN (Del. Ch. Apr. 11, 2011) (the “Memorandum Opinion”). Terms defined in the Memorandum Opinion are used here. A familiarity with the factual background set forth in the Memorandum Opinion is also presumed.

In Re Answers Corporation Shareholders Litigation
Consolidated C.A. No. 6170-VCN
April 13, 2011

in early February 2011. On April 9, 2011, Brad D. Greenspan submitted an offer (the “Greenspan offer”) to acquire a controlling interest in Answers for $13.50 per share of common stock.2

The Board met on April 10, 2011, and received guidance from its financial advisor and legal counsel. It determined that the offer was not (and was not likely to become) a Superior Proposal as that term is defined in the Agreement and Plan of Merger. The Greenspan offer was rejected, and the Board reaffirmed its recommendation that Answers’ stockholders vote in favor of the Proposed Transaction. The Company, on April 11, filed a Form 8-K with the Securities and Exchange Commission and included both the Greenspan offer and a statement of its reasons for not pursuing his offer. The Company did, however, continue the meeting of stockholders from April 12 until April 14, 2011.

The question for the Court is whether the Greenspan offer, something not considered by the Court when it initially ruled on Plaintiffs’ motion for a preliminary injunction, materially changed the mix of facts that informed the

____________________
2 The Greenspan offer was made on behalf of eJuggernaut LLC and Social Slingshot Pte Ltd. The offer also included warrants.

In Re Answers Corporation Shareholders Litigation
Consolidated C.A. No. 6170-VCN
April 13, 2011

exercise of the Court’s equitable discretion. The Plaintiffs argue that the Court should delay the stockholders’ meeting beyond the two-day continuance imposed by the Board in order to allow shareholders additional time to assess the import of the Greenspan offer and to see if that offer may have stirred the interest of other potential bidders. They suggest that postponing the meeting, until, perhaps April 22, 2011, is necessary in order to assure that Answers’ stockholders are properly informed about the Greenspan offer when they vote on the Proposed Transaction.

Although the Greenspan offer recited a price of $13.50 per share, a purported $3 per share increase over AFCV’s offer, the Board’s judgment to reject it cannot be seriously questioned. Among the reasons cited by the Board for the exercise of its business judgment are: (1) substantial doubt exists as to whether the financing necessary to carry out the Greenspan offer could be procured; (2) unlike the certainty presented by the Proposed Transaction, timing as to the consummation of the Greenspan offer is unclear; (3) although the Greenspan offer purports to treat differently the Company’s preferred and common shares, there is no explanation as to why the preferred stockholders would vote in favor of a

In Re Answers Corporation Shareholders Litigation
Consolidated C.A. No. 6170-VCN
April 13, 2011

transaction providing added benefits to common stockholders but not available for their shares; and (4) concern regarding the market credibility of Mr. Greenspan and his ability to consummate a transaction of the type he has presented.

The Greenspan offer was made public by Answers on April 11. With a continuation of the stockholders’ meeting, three days separate the public release of the Greenspan offer and the rescheduled stockholder vote. A period of three days has been viewed as inadequate to afford stockholders a fair opportunity to assess new or additional material disclosures.3    Because the Greenspan offer is so deficient, it cannot fairly be considered material to the stockholders’ decisions.4

For this reason, no further delay of the stockholders’ meeting is required.

More importantly, the terms of the Proposed Transaction have been public since February 3, 2011. Why the Greenspan offer did not surface earlier is a question that the Court cannot answer. Why the proponents of the Greenspan offer

____________________
3 See In re Anderson, Clayton S’holders’ Litig., 519 A.2d 669, 678-79 (Del. Ch. 1986). Some of the opinions questioning the period between disclosure and vote were written before the arrival of the faster communications which are now taken for granted. Whether a short period of three days could suffice in the Internet age for the disclosure of material information need not be resolved.
4 It seems reasonable to infer that most stockholders will become aware of the Greenspan offer in advance of the rescheduled stockholders’ meeting because of its relatively widespread distribution through business media (and the SEC filing).

In Re Answers Corporation Shareholders Litigation
Consolidated C.A. No. 6170-VCN
April 13, 2011

have not appeared in this litigation is another question that the Court cannot answer. The lobbing-in of a flimsy offer three days before the stockholders’ meeting cannot, as a general matter, be cause for an extended court-ordered delay.5

As addressed in more detail in the Memorandum Opinion, the question of whether Answers’ stockholders should approve the Proposed Transaction is one that can be fairly debated. This remains a matter for shareholder democracy. The Greenspan offer is widely-known—although likely not uniformly known—by Answers’ stockholders; ultimately, whether they know of it or not is not material as a matter of law to their informed decision as participants in the stockholders’
meeting.6

Plaintiffs’ application for an additional delay of the Answers’ stockholders’ meeting, now scheduled for April 14, 2011, is denied.

____________________
5 See, e.g., Anderson, Clayton, 519 A.2d at 676 (“[D]irectors of a Delaware corporation have no duty to delay an otherwise appropriate transaction just because at the last minute a possible alternative arises . . . .”).
6 It was prudent for the Board to have postponed the meeting to allow the stockholders (and, perhaps, the broader market) a significant opportunity to consider the Greenspan offer and to determine for themselves if it might somehow affect how they assess the Proposed Transaction.

In Re Answers Corporation Shareholders Litigation
Consolidated C.A. No. 6170-VCN
April 13, 2011

IT IS SO ORDERED.

Very truly yours,

/s/ John W. Noble

JWN/cap
cc:   Register in Chancery-K